Exhibit 10.13

[Copy]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER COUNTRY AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THIS SECURITY MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OF OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 13 HEREOF.

THIS SECURITY IS PREPAYABLE AT THE OPTION OF THE COMPANY UNDER CERTAIN CIRCUMSTANCES IN ACCORDANCE WITH SECTION 3 OR SECTION 4 HEREOF. THE MATURITY DATE OF THIS SECURITY MAY BE ALTERED IN ACCORDANCE WITH SECTION 5 HEREOF.

LAZARD FUNDING LIMITED LLC

Subordinated Convertible Promissory Note

Due March 26, 2018

$150,000,000.00	New York, New York
March 26, 2003

FOR VALUE RECEIVED, the undersigned, Lazard Funding Limited LLC, a Delaware limited liability company (together with its successors, the “Company”), hereby promises to pay to the order of Banca Intesa S.p.A., a Società per Azioni organized under the laws of the Republic of Italy (together with its successors and permitted assigns, the “Holder”), the principal sum of $150,000,000.00 together with interest from the date hereof on the unpaid balance thereof. The Company shall pay interest at the rate set forth in Section 2: (i) annually in arrears on each anniversary of the date of issuance of this Note (each date of payment being an “Interest Payment Date”), (ii) upon conversion in accordance with Section 9 hereof, and (iii) on the date on which the principal amount hereof shall be due to the extent then accrued and unpaid. The principal amount of this Note and accrued and unpaid interest thereon shall be payable in full on March 26, 2018 (such date or any earlier date upon which the outstanding amount hereunder is due pursuant to Section 5 or 7 below, the “Maturity Date”). Payments of both principal and interest are to be made in accordance with Section 3 below. As used herein, the term “Note” includes this Note and any Note issued in exchange herefor or in replacement hereof.

This Note has been unconditionally guaranteed by Lazard LLC (“Lazard” or the “Guarantor”) pursuant to that certain Guaranty dated as of the date hereof.

Section 1. Certain Definitions.

(a) The following terms, as used herein, have the following meanings:

“Annual Interest Payment Date” has the meaning assigned to such term in Section 3(a) hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed for business in either New York City, New York, United States of America or Milan, Italy.

“CB Note” has the meaning assigned to such term in the Transaction Agreement.

“Change in Control of Intesa” has the meaning assigned to such term in the Transaction Agreement.

“Change in Control of Lazard” has the meaning assigned to such term in the Transaction Agreement.

“Change in Control of the Corporate Bank” has the meaning assigned to such term in the Transaction Agreement.

“Control Event” has the meaning assigned to such term in the Lazard Operating Agreement.

“Control Transaction” has the meaning assigned to such term in the Transaction Agreement.

“Debt” means (without duplication), with respect to any Person, (i) any obligation of such Person to pay the principal of, premium of, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) for borrowed money (including instances where the recourse of the lender is to the whole of the assets of such Person or to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including any such instrument evidencing a purchase money obligation) including securities, (C) for any letter of credit or performance or surety bond obtained by such Person, (D) for the payment of money relating to a capitalized lease obligation, or (E) with respect to any sale and leaseback transaction; (ii) any obligation of other Persons of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation of the type described in clauses (i) and (ii) secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person’s legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any obligation of the kind described in any of the preceding clauses (i), (ii) or (iii).

“Exchange Rate” means, on a particular date, the exchange rate quoted as the buying rate at which the Euro may be exchanged into the United States Dollar, as set forth by the Federal Reserve Bank of New York at 12:00 noon New York time on such date.

“Guaranty” means that certain Guaranty by Lazard in favor of the Holder dated as of the date hereof, as from time to time amended or modified in accordance with its terms.

“JV Company” means Lazard & Co. S.r.l., a Società a responsabilità limitata organized under the laws of the Republic of Italy.

“JV Relationship” has the meaning assigned to such term in the Transaction Agreement.

“JV Termination Date” has the meaning assigned to such term in the Transaction Agreement.

“Lazard Contribution Date” has the meaning assigned to such term in the Transaction Agreement.

“Lazard Operating Agreement” means the Third Amended and Restated Operating Agreement of Lazard, dated as of January 1,2002, as amended as of January 10,2003, and as such may be further amended or supplemented from time to time.

“Liquidity Event” has the meaning assigned to such term in the Lazard Operating Agreement.

“Note Purchase Agreement” means the agreement, dated as of the date hereof, by and among the Company, the Guarantor and the Holder, setting forth the terms and conditions of the issuance and purchase of this Note and the $50 Million Lazard Note.

“Person” or “Persons” means natural persons, corporations, limited liability companies, S.p.A.’s (Società per Azioni), S.r.l.’s (Società a responsabilità limitata), trusts, joint ventures, associations, companies, partnerships, governments or agencies or political subdivisions thereof and other political or business entities.

“Renewal Date Termination” has the meaning assigned to such term in the Transaction Agreement.

“Senior Debt” means all Debt of the Company other than the Debt hereunder, whether outstanding on the date of this Note or thereafter created, incurred or assumed; provided, however, that the term “Senior Debt” shall not include (A) any Debt or obligation owed to a Subsidiary, (B) any Debt or obligation which by the express terms of the instrument creating or evidencing the same is not superior in right of payment to the Debt outstanding hereunder, (C) any Debt or obligation which is subordinate in right of payment in any respect to any other Debt or obligation, unless such Debt or obligation by the express terms of the instrument creating or evidencing the same is senior to this Note and subordinated to another Debt or obligation, (D) for the avoidance of doubt, any Debt or obligation constituting a trade account payable, other account payable or similar liability, or (E) amendments, renewals, extensions, modifications and refundings of any such Debt or obligation referred to in clauses (A) through (D) hereof.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, S.p.A. (Societá per Azioni), S.r.l. (Societá a responsabilitá limitata), trust, joint venture, association, company, partnership or other legal entity of which a Person (either alone or through or together with any other Subsidiary of such Person) (A) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (B) is otherwise entitled to exercise (1) a majority of the voting power generally in the election of the board of directors or other governing body of such corporation or such other legal entity or (2) control of such corporation or other legal entity.

“10-Year Treasury Rate” means (i) with respect to the first year during which this Note shall be outstanding, the per annum rate equal to the Telerate Rate on the U.S. Business Day immediately preceding the date of issuance of this Note, and (ii) with respect to each year thereafter, for the one-year period succeeding each Interest Payment Date, the per annum rate equal to the arithmetic average of the Telerate Rates for each of the 20 U.S. Business Days immediately preceding such Interest Payment Date.

“Telerate Rate” means the annual yield for United States Treasury securities having a 10-year term to maturity as shown in the display currently designated as “Page 500” on the Telerate service (or such other display as may replace Page 500 on the Telerate service) at 5:00 p.m.. New York City time, or, if the Telerate service is no longer available (or if such yield is not reported as of such time or the yield reported as of such time is not ascertainable), such annual yield for such United States Treasury securities as determined by reference to Federal Reserve Statistical Release H.15 (519) published most recently prior to such U.S. Business Day.

“Transaction Agreement” means the Master Transaction and Relationship Agreement, dated as of the date hereof, by and among Lazard, the Holder and the JV Company, setting forth, inter alia, the terms of the parties’ investment in the JV Company, as from time to time amended in accordance with its terms.

“U.S. Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed for business in New York City, New York, United States of America.

“$50 Million Lazard Note” has the meaning assigned to such term in the Note Purchase Agreement.

(b) As used in this Note, the expressions “pay in full”, “paid in full” or “payment in full” means, with respect to any indebtedness, the final and indefeasible payment in full in cash of all such indebtedness in accordance with its terms.

(c) “control”, used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

Section 2. Payment of Interest.

(a) Interest on the unpaid balance of the principal amount of this Note will accrue annually at a rate per annum equal to the lesser of (1) 3.25% and (2) the greater of (x) 3% or (y) the excess of (i) the then-applicable 10-Year Treasury Rate over (ii) 0.944%. Interest will be calculated on the basis of a 360-day year of twelve 30-day months; provided, however, that from and after the date on which an Event of Default occurs, and until such Event of Default is either cured or waived, interest shall accrue at a rate 3 % per annum above the rate otherwise applicable (the “Higher Interest Rate”). Interest shall be payable, in arrears, (1) on each Interest Payment Date as set forth in the first paragraph of this Note, (2) upon conversion pursuant to Section 9 hereof, and (3) on the Maturity Date.

(b) The Company shall have the option to defer payment of any interest due hereunder until the date that is 60 days after (i) the Interest Payment Date or (ii) any other date on which payment of interest would otherwise be due (each such date, a “Deferred Interest Payment Date”). The amount of interest so deferred (the “Deferred Interest”) shall accrue interest at the Higher Interest Rate, payable with the Deferred Interest on such Deferred Interest Payment Date.

Section 3. Method of Payment.

(a) Notwithstanding anything to the contrary set forth herein, unless and until this Note is converted in accordance with Section 9 hereof, (i) payment of amounts due and payable hereunder, including amounts due and payable on the Maturity Date or in connection with prepayment under Section 3 or 4 hereof, but excluding the payment of interest on each Annual Interest Payment Date, shall be made at the option of the Company (1) in United States Dollars by wire transfer of immediately available funds to such bank account as the Holder may from time to time designate in writing, (2) by transferring to the Holder in satisfaction of obligations hereunder all or a portion of the obligations (whether for principal or interest) outstanding under the CB Note, valued at the outstanding principal amount thereof plus accrued and unpaid interest as of the date of such transfer, computed at the Exchange Rate applicable on the Business Day that is one Business Day prior to the date of such transfer, or (3) by a combination of (1) and (2), and (ii) any payment, whether of interest, principal, or otherwise, due hereunder on a date which is not a Business Day shall be due and payable on the immediately following Business Day. For the purposes of this Note, “Annual Interest Payment Date” shall mean any Interest Payment Date or Deferred Interest Payment Date that is not a Maturity Date or a date of prepayment under Section 3 or 4 hereof.

(b) Taxes. Amounts due under this Note shall be paid free and clear of all United States federal, state or local taxes, assessments or governmental charges payable by deduction or withholding from payment of principal of or interest on this Note, except for any tax, assessment or governmental charge that would not have been imposed but for (i)

the existence of any present or former connection between the Holder and the United States including, without limitation, the Holder being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in trade or business or present therein or having had a permanent establishment therein, (ii) the Holder’s failure to comply with any certification, identification or other reporting requirements concerning the Holder’s nationality, residence, identity or connection with the United States, if compliance is required as a precondition to exemption from such tax, assessment or other governmental charge, or (iii) a failure by the Holder to provide the form specified in Section 3(c) of this Note in the manner specified therein or a failure of the form provided by the Holder pursuant to Section 3(c) of this Note to be accurate and effective.

(c) Tax Forms. The Holder shall deliver to the Company prior to the first payment of interest on or principal of this Note an appropriate U.S. Internal Revenue Service Form W-8 (or the appropriate successor form), duly executed and completed in a manner acceptable to the Company, certifying that the Holder is a foreign person for United States federal income tax purposes.

(d) Prepayment Option Upon Change in Tax Law. In the event that, on or after March 26, 2003 any action is taken by any governmental agency or regulatory authority, or any statutory or regulatory amendment or change is enacted, promulgated or issued, or any interpretation or pronouncement is issued or adopted or any ruling is promulgated in any jurisdiction (collectively, a “Change in Tax Law”), the effect of which Change in Tax Law is to render this Note subject to any taxes, assessments or other governmental charges, other than any tax, assessment or governmental charge that would not have been imposed but for the existence of a condition set forth in clause (i), (ii) or (iii) of Section 3(b) hereof, the Company may, in its discretion, if this Note shall not have been previously converted in accordance with Section 9, prepay no later than 45 days after the Company shall have received notice of such Change in Tax Law the principal amount then outstanding hereunder, plus accrued and unpaid interest thereon through the date of prepayment, in accordance with Section 3(a), without penalty or premium.

Section 4. Change in Control.

(a) In the event that a Control Transaction involving a Change in Control of Lazard is consummated and the JV Relationship is terminated in accordance with Section 4.2(a)(ii) of the Transaction Agreement by reason of such Change in Control of Lazard, the Company shall have the option in its sole discretion either (1) to prepay the principal amount outstanding hereunder in accordance with Section 3 no later than 30 days after the JV Termination Date, without penalty or premium, together with any interest accrued through the date of payment, or (2) to provide the Holder with a guarantee or letter of credit payable on demand from an internationally recognized financial institution with a credit rating of at least the greater of (i) the then current credit rating of Intesa by Standard and Poor’s (or, if not available, Moody’s Investors Service) or (ii) an investment credit rating by Standard and Poor’s (or an equivalent rating at Moody’s Investors Service) in the amount of the principal amount outstanding hereunder plus interest on this Note that is accrued and unpaid through the date of consummation of such

Control Transaction and assuring payment of this Note when and as the amount outstanding hereunder becomes due and payable.

(b) In the event of the consummation of (1) a Control Event, (2) a Liquidity Event under Section 7.03(a) of the Lazard Operating Agreement, or (3) a sale of Interests (as defined in the Lazard Operating Agreement) pursuant to Section 6.02(b) of the Lazard Operating Agreement, the Company may, in its discretion, if this Note shall not have been previously converted, prepay the principal amount outstanding hereunder, plus accrued and unpaid interest thereon through the date of prepayment, in accordance with Section 3, without penalty or premium.

(c) Notwithstanding anything to the contrary in this Note or in any other agreement between the Holder and the Company in effect as of the date hereof, and except as permitted in Section 3(d) above, the Company shall not have the obligation to redeem or prepay this Note prior to the Maturity Date except pursuant to this Section 4.

Section 5. Alteration of Maturity Date under Certain Circumstances.

(a) In the event of a termination of the JV Relationship by Lazard pursuant to a Renewal Date Termination under Section 4.2(a)(i) of the Transaction Agreement, the Maturity Date shall immediately and automatically become the first Business Day after the date half-way between the JV Termination Date and the Maturity Date; provided, however, in the event that Lazard shall determine in accordance with Section 4.4(b)(ii) of the Transaction Agreement that such termination was supported by Just Cause (as defined in the Transaction Agreement), the Maturity Date shall not be altered pursuant to this Section 5(a) unless and until it shall be finally determined through arbitration in accordance with such Section 4.4(b)(ii) of the Transaction Agreement that such termination was not supported by Just Cause, in which case the Maturity Date shall immediately and automatically become the later of (A) the first Business Day after the date half-way between the JV Termination Date and the Maturity Date or (B) the date that is 45 days after such final determination.

(b) In the event (1) of a termination of the JV Relationship by the Holder pursuant to a Renewal Date Termination under Section 4.2(a)(i) of the Transaction Agreement that the Holder shall determine in accordance with Section 4.4(b)(i) of the Transaction Agreement to be supported by Just Cause, and (2) it shall be finally determined by the Arbitration Panel in accordance with such Section 4.4(b)(i) of the Transaction Agreement that such termination was supported by Just Cause, the Maturity Date shall immediately and automatically become the later of (A) the first Business Day after the date half-way between the JV Termination Date and the Maturity Date or (B) the date that is 45 days after such final determination.

(c) In the event of a termination of the JV Relationship by the Holder by reason of a Change in Control of Lazard pursuant to Section 4.2(a)(ii) of the Transaction Agreement, the Maturity Date shall, at the option of the Company, (i) become the date such Change in Control of Lazard is consummated or (ii) remain unaffected, provided in the case of clause (ii) that the Company or, if Lazard so elects, Lazard delivers to the

Holder a bank guarantee payable on demand for an amount equal to the sum of (x) the principal of this Note outstanding on the date such Change in Control of Lazard is consummated and (y) the interest thereon payable until the Maturity Date.

(d) In the event of a termination of the JV Relationship by Lazard by reason of a Change in Control of Lazard pursuant to Section 4.2(a)(ii) of the Transaction Agreement, the Maturity Date shall immediately and automatically become the JV Termination Date.

(e) In the event that the Transaction Agreement is terminated under Section 10.1(c) thereof and the failure of the Joint Venture Closing (as defined in the Transaction Agreement) to occur by December 31,2003 is solely a result of the material failure of Lazard to fulfill any of its covenants in the Transaction Agreement regarding the Contributions or the Alternative Joint Venture (each as defined in the Transaction Agreement) that are required to be fulfilled prior to the Joint Venture Closing, the Maturity Date shall immediately and automatically become December 31, 2004.

(f) In the event of a termination of the JV Relationship by Lazard pursuant to a Change in Control of Intesa under Section 4.2(a)(ii) of the Transaction Agreement, the Maturity Date shall immediately and automatically become the first Business Day after the date half-way between the JV Termination Date and the Maturity Date.

(g) Notwithstanding anything to the contrary in this Note or in any other agreement between the Holder and Lazard in effect as of the date hereof, the Maturity Date shall not be shortened except as provided in this Section 5 and Section 7.

Section 6. Events of Default. If any of the following events (“Events of Default”) occurs:

(a) the Company fails to pay any amount due under this Note when the same becomes due and payable, and such failure continues for 30 days after notice thereof by the Holder to the Company; provided, however, that this Section 6(a) shall not apply to Deferred Interest;

(b) the Company fails to pay any Deferred Interest under this Note when the same becomes due and payable on the applicable Deferred Interest Payment Date;

(c) the Company shall have materially breached its covenants contained in this Note, and the Company shall not have cured such breach by the date 30 days after notice thereof by the Holder to the Company; provided that the Higher Interest Rate shall apply during the 30-day grace period referred to in this Section 6(c);

(d) the Guarantor shall have materially breached its covenants to the Holder set forth in Section 7, Section 8(f), Section 8(g) and Section 9 of the Guaranty, and the Guarantor shall not have cured such breach by the date 30 days after notice thereof by the Holder to the Guarantor; provided that the Higher Interest Rate shall apply during the 30- day grace period referred to in this Section 6(d);

(e) the Company shall be in default beyond any applicable grace or notice period in the payment of Debt for money borrowed in an amount in excess of $50,000,000, and (i) the holders of such Debt shall have demanded accelerated repayment thereof, or (ii) the final maturity of such Debt shall have occurred;

(f) the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated as bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation in the United States, or files any answer admitting or failing to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company or its directors or majority stockholders take any action for the purpose of effecting any of the foregoing; or

(g) if, within 60 days after the commencement of any proceeding against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, in the United States, such proceeding has not been dismissed or if, within 60 days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated;

then, and in any such event, the Holder at its option may proceed to protect and enforce its rights in the manner set forth in Section 7 below.

Section 7. Remedies on Default, etc. If an Event of Default has occurred and is continuing, the Holder may (a) elect, by written notice to the Company, to declare the entire amount outstanding hereunder to be due and payable in full, whereupon the entire such amount shall be and become due and payable in full, provided, however, that no such notice shall be required in the event of occurrence of one of the events specified in clauses (f) or (g) of Section 6 and if any such event shall occur, this Note and all amounts outstanding hereunder shall immediately and automatically be and become due and payable in full without notice or declaration of any kind, and/or (b) proceed to protect and enforce its rights by a suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or in aid of the exercise of any right, power or remedy granted hereby or by law, equity, statute or otherwise. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy will operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies. No right, power or remedy conferred hereby is exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

Section 8. Ranking and Priority of Note.

(a) Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Holder, by its acceptance of this Note likewise covenants and agrees, that anything herein or in the Transaction Agreement or any related agreement or instrument to the contrary notwithstanding, the indebtedness evidenced by or arising on account of this Note (or any renewal or extension thereof), including, without limitation, principal and interest, is and shall be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding on the date hereof or incurred hereafter, to the extent and in the manner set forth herein.

(b) Extent of Subordination. If any payment default has occurred and is continuing on any Senior Debt, or a non-payment default has occurred and is continuing on the Senior Debt and the Holder has received notice of such non-payment default, then the Company shall not make any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities, to, or for the benefit of, the Holder pursuant to or in respect of this Note (whether principal or interest or otherwise), and whether before, after or in connection with any dissolution, winding up, liquidation or reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company). Notwithstanding the preceding sentence, if the Senior Debt has been paid in full or the relevant default has been cured or waived, the Company shaft make payments in accordance with this Note.

(c) Distributions in Bankruptcy. Upon any distribution in any bankruptcy or similar proceeding, any distribution to which the Holder is entitled shall be paid directly to the holders of Senior Debt to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to all other distributions to or for the benefit of the holders of Senior Debt.

(d) Priority in Bankruptcy. For avoidance of doubt, in the event of any liquidation, dissolution, reorganization or winding up of the Company, the Debt outstanding hereunder is senior and prior in right of payment to all Interests and Capital (each as defined in the Lazard Operating Agreement) and other equity interests of the Company.

(e) Application of Distributions. If any distribution, payment or deposit to redeem, defease or acquire the Debt outstanding hereunder shall have been received by the Holder at a time when such distribution was prohibited by the provisions of this Section 8, then, unless such distribution is no longer prohibited by this Section 8, such distribution shall be received and applied by the Holder for the benefit of the holders of Senior Debt, and shall be paid or delivered by the Holder to the holders of Senior Debt for application to the payment of all Senior Debt in compliance with applicable law.

(f) Subrogation Rights. The Holder shall not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as all Senior Debt shall have been paid in full. Upon the payment in full of all Senior Debt and to the extent permitted by applicable law, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive distributions applicable to Senior Debt until all amounts owing in respect of the Debt outstanding hereunder shall be so paid. No distributions to the holders of Senior Debt which otherwise would have been made to the Holder shall, as between the Company and the Holder, be deemed to be payment by the Company to or on account of Senior Debt. If any distribution to which the Holder would otherwise have been entitled shall have been applied pursuant to the provisions of this Section 8 to the payment of Senior Debt, then the Holder shall be entitled to receive from the holders of such Senior Debt any distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable on such Senior Debt to the extent provided herein and under applicable law.

(g) Reliance. Upon any distribution in a bankruptcy or similar proceeding, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which the proceeding is pending, or a certificate of the liquidating trustee or agent or other Person making any distribution for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.

(h) Ratable Distributions. Any distribution otherwise payable to the Holder made to holders of Senior Debt pursuant to this Section 8 shall be made to such holders of Senior Debt ratably according to the respective amount of Senior Debt held by each, taking into account any priorities which may be established among the holders of such Senior Debt pursuant to applicable law.

(i) Obligations Not Impaired. Nothing contained in this Note is intended to or will impair as between the Company, its creditors, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder as and when amounts become due and payable in accordance with the terms of this Note or affect the relative rights of the Holder and the creditors of the Company.

(j) Further Actions. The Holder, by its acceptance hereof, agrees to take such further action as may be reasonably requested by the Company in order to effectuate the subordination as provided herein.

Section 9. Conversion. The Holder shall be entitled to convert, at any single time (including in connection with a Liquidity Event) at its sole discretion (provided that, if the $50 Million Lazard Note has been issued, the Holder shall simultaneously therewith convert the $50 Million Lazard Note), the entire principal amount of this Note outstanding at the time of conversion into a goodwill right in Lazard having the rights and obligations set forth in Section 8 of the Guaranty on the terms and subject to the conditions set forth in the Guaranty. In connection with such conversion, all interest which is accrued and unpaid on this Note as of the date of conversion will be paid, in the manner specified in Section 3 hereof, at the effective time of conversion of such Note.

Section 10. Amendments and Waivers. Neither this Note nor any term hereof may be amended or waived orally or in writing, except that any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Company and the Holder.

Section 11. Captions. The captions in this Note are included for convenience of reference only and do not form a part of this Note or in any way limit or affect its interpretation or construction.

Section 12. Notices. All notices, consents, waivers and other communications required or permitted by this Note shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number or Person as a party may designate by notice to the other parties):

If to the Company:

Lazard Funding Limited LLC

30 Rockefeller Plaza

New York, New York 10020

UNITED STATES OF AMERICA

Attention: General Counsel

Facsimile: 001-212-332-5972

Telephone: 001-212-632-6000

with a copy (which shall not constitute notice) to each of:

Gianni, Origoni, Grippo & Partners Studio Legale

Via Delle Quatro Fontane, 20

00184 Roma

ITALY

Attention: Francesco Gianni, Esq.

Facsimile:  +39 06 487 1101

Telephone: +39 06 478 751

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

UNITED STATES OF AMERICA

Attention: Adam D. Chinn, Esq.

          Steven A. Cohen, Esq.

Facsimile:  001-212-403-2000

Telephone: 001-212-403-1000

If to the Holder:

Banca Intesa S.p.A.

Via Monte di Pietà n. 8

20121 Milano

ITALY

Attention: Direzione Partecipazioni

Facsimile:  +39 02 8796 2072

Telephone: +39 02 8796 2376

and

Banca Intesa S.p.A.

Via Monte di Pietà n. 8

20121 Milano

ITALY

Attention: Direzione Affari Legali

Telephone: +39 02 8796 3523

Facsimile:  +39 02 8796 2079

with a copy (which shall not constitute notice) to:

Pedersoli Lombardi e Associati

Via Andegari, 4/A

20121 Milano

ITALY

Attention: Antonio Pedersoli, Esq.

Facsimile:  +39 02 879 19333

Telephone: +39 02 879 191

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

UNITED STATES OF AMERICA

Attention: George J. Sampas, Esq.

Facsimile: 001-212-558-3588

Telephone: 001-212-558-4000

Section 13. Restrictions on Transfer. THE HOLDER MAY NOT DIRECTLY OR INDIRECTLY SELL, TRANSFER, ASSIGN, ENCUMBER OR OTHERWISE PLEDGE OR DISPOSE OF THIS NOTE AT ANY TIME WITHOUT THE PRIOR WRITTEN CONSENT OF THE HEAD OF LAZARD (AS DEFINED IN THE TRANSACTION

AGREEMENT) WHO MAY WITHHOLD SUCH CONSENT FOR ANY REASON IN HIS SOLE DISRECTION; PROVIDED THAT IN THE EVENT THAT HOLDER DESIRES TO TRANSFER THIS NOTE TO A WHOLLY-OWNED SUBSIDIARY OF HOLDER AND EACH OF THE HOLDER AND SUCH WHOLLY-OWNED SUBSIDIARY AGREE THAT SUCH SUBSIDIARY SHALL TRANSFER THE NOTE TO HOLDER IMMEDIATELY UPON SUCH SUBSIDIARY CEASING TO BE WHOLLY-OWNED BY HOLDER, THEN THE CONSENT OF THE HEAD OF LAZARD TO SUCH TRANSFER SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED.

Section 14. Setoff. THIS NOTE SHALL NOT BE USED TO SATISFY OR OFFSET ANY CLAIM BY THE HOLDER AGAINST THE COMPANY OR ANY OTHER OBLIGATION OWED BY THE HOLDER TO THE COMPANY WITHOUT THE PRIOR WRITTEN CONSENT OF THE HEAD OF LAZARD (AS DEFINED IN THE TRANSACTION AGREEMENT) WHO MAY WITHHOLD SUCH CONSENT FOR ANY REASON IN HIS SOLE DISCRETION.

Section 15. Governing Law; Forum: Construction. THIS NOTE IS GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each of the Company and the Holder agrees that all actions or proceedings arising out of or in connection with this Note, or for recognition and enforcement of any judgment arising out of or in connection with this Note, shall be tried and determined exclusively in the state or federal courts in the State of New York, and each of the Company and the Holder hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company and the Holder hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts, and (iii) this Note, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered on the date first written above.

LAZARD FUNDING LIMITED LLC

By:
	Name:	Scott D. Hoffman
	Title:	Vice President

Accepted and agreed as of the day and year first above written:

BANCA INTESA S.P.A.

By
	Name:	Corrado Passera
	Title:	Managing Director and Chief Executive Officer

[$150 Million Note Signature Page]